Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-176085 and 333-229776 on Form S-8 of our report dated June 22, 2026, relating to the financial statements and financial statement schedule of the Marsh & McLennan Agency 401(k) Savings & Investment Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York
June 22, 2026